Exhibit 99.1

Ebix Reports Record Quarterly Results with Operating Cash Flow of $34.3 Million, Constant Currency Revenues of $131.5M, GAAP Revenues of $128.6M, Operating Income of $39.2M and Diluted EPS of $0.92

JOHNS CREEK, GA - November 8, 2018 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-learning and healthcare industries, today reported results for its third quarter ended September 30, 2018. Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

Ebix delivered the following results for the third quarter of 2018:

Revenues: On a constant currency basis, Ebix Q3 2018 revenue increased 42% to $131.5 million compared to $92.8 million in Q3 2017 and year to date revenue increased 40% to $364.1 million as compared to $259.3 million during the same period in 2017.

Q3 2018 GAAP revenue rose 38.6% to $128.6 million compared to $92.8 million in Q3 2017 and increased 3.2% over Q2 2018 revenue of $124.6 million. The year over year revenue improvement reflected growth in the Company’s Exchange channel, with the revenues from the EbixCash Financial Exchange reflected in the Exchange channel.

Exchange Revenues: The Company’s core Exchange Business accounted for 83% of Q3 2018 revenues, while growing 67% year over year to $106.9 million from $64.1 million in Q3 2017.

(dollar amounts in thousands)
Channel	Q3 2018	Q3 2017	Change	YTD 2018	YTD 2017	Change
Exchanges	$ 106,853	$ 64,130	+67%	$ 290,292	$ 177,117	+64%
Risk Compliance Solutions (RCS)	18,066	24,265	-26%	59,340	68,780	-14%
Broker Solutions	3,414	3,715	-8%	10,720	11,098	-3%
Carrier Systems	310	690	-55%	1,147	2,295	-50%
Total Revenue	$ 128,643	$ 92,800	+39%	$ 361,499	$ 259,290	+39%

Total Revenue on Constant Currency Basis	$ 131.5M	$ 92.8M	+42%	$ 364.1M	$ 259.3M	+40%

The Company’s RCS channel was impacted negatively by the continued softening in the software consulting business, resulting from immigration reform in the United States in recent times. The Broker channel which accounts primarily for the Company’’s international broking system operations was impacted negatively by the weakening of other foreign currencies against the US Dollar.

Exhibit 99.1

Earnings per Share: Q3 2018 diluted earnings per share increased 21% to $0.92 compared to $0.76 in Q3 2017 due to a 21% increase in net income. Ebix’s diluted weighted average shares outstanding remained constant at 31.63 million in Q3 2018 compared to 31.62 million in Q3 2017 and 31.63 million in Q2 2018.

Operating Income and Margins: Q3 2018 operating margins increased to 31% as compared to 30% in Q3 2017. Operating income for Q3 2018 rose 41% to $39.2 million compared to $27.9 million in Q3 2017.

Operating Cash: Cash generated from operations grew 138% to $34.3 million in Q3 2018 as compared to Q2 2018 and grew 81% as compared to Q3 2017.

Net Income: Q3 2018 net income increased by 21% to $29.2 million, compared to $24.2 million in Q3 2017.

Share Repurchases: In Q3 2018, Ebix had no repurchases of its outstanding common stock. Subsequent to September 30, 2018, the Company has purchased another 243,651 shares of its common stock for an aggregate amount of $14.0 million.

Q4 2018 Diluted Share Count: As of today, Ebix expects its diluted share count for Q4 2018 to be approximately 31.4 million.

Dividend: Ebix paid its regularly quarterly dividend of $0.075 per share in Q3 2018 for a total cost of $2.4 million.

Stock Split: Ebix is holding a special meeting of shareholders on November 16, 2018 to approve an increase in the company’s authorized shares. The increase is required to effect a five-for-one split of the company’s common stock which has been approved by Ebix’s Board of Directors. Provided shareholders approve the amendment, the Company plans to set a record date for the stock split, and thereafter shareholders of record on such date will receive four additional shares for each share held on the record date. Assuming shareholder approval, trading is expected to begin on a split-adjusted basis prior to December 15, 2018.

Ebix Chairman, President and CEO Robin Raina said, “In line with our continued focus on building our exchange business worldwide while maintaining operating margins at or above 30%, we consciously reduced revenues in our comparatively lower margin e-governance business in India, from an average quarterly run rate of approximately $6.5 million to $2.6 million in Q3 2018. In spite of such decisions we have made over the past year to maintain margins in our business, we reported Q3 2018 revenue of $128.6 million, a 39% year over year increase. We are excited to have exceeded our aspirational annualized revenue run rate of half a billion dollars, which we aimed to achieve by Q4 2018, one quarter early. This is truly an incredible achievement for which I must thank our tremendous team of over 8,000 employees worldwide.”

“We are presently in the midst of negotiating a number of large value recurring exchange deals in international markets. If consummated, these agreements should contribute to our growth goals for revenue and operating margins. We believe that substantial top line growth in 2019 will come primarily from the United States, South East Asia, the Middle East, UK, Australia and Brazil where we are undertaking a number of new business development initiatives.”

Robin added, “We are excited to be reporting the highest operating cash flow quarter ever, of $34.3 million in Q3 2018. To be able to do that, at a time when weakening of international currencies against the US dollar has impacted all companies with international operations substantially unfavorably, is especially pleasing to us.”

“We are presently planning to launch the EbixCash IPO in India possibly towards the end of 2019. We expect this to be a large public issue and recognize that we will need several investment bankers to handle the IPO. Accordingly, we are in discussion with domestic and internationally renowned investment bankers as well as private equity groups, towards maximizing value for our shareholders. Our India led revenues on a statutory consolidated basis currently are tracking on an annualized basis at approximately $286 million.

Exhibit 99.1

We intend to pursue an IPO in India, only when our annualized revenue run rate for India, on a consolidated statutory basis exceeds $450 million, with 30% plus in operating margins.”

“Ebix’s $34.3 million of Q3 operating cash flow is a 138% improvement sequentially over Q2 2018, and an 81% improvement over Q3 2017. The Company continues to grow efficiently, consistently producing operating margins of 31% through the third quarter of 2018 while year-over-year revenues increased 39% in the first nine months of 2018.” Sean Donaghy, Ebix CFO commented “With worldwide cash, short term deposits and cash equivalents of approximately $155.5 million, growing operating cash flows and the solid backing of our banking syndicate led by Regions Bank, we feel that we are well positioned today to fund all our growth plans, in addition to continuing our investor friendly initiatives like share repurchases and dividend payments. Besides our efforts to organically grow the high margin areas of our business, we have a strong pipeline of acquisition opportunities at various stages of engagement. We will report on that front once we successfully close any of those opportunities.”

Conference Call Details:

Call Date/Time:	Thursday, November 8, 2018 at 11:00 a.m. EST
Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 6261399
Live Audio Webcast:	www.ebix.com/webcast
Audio Replay URL:	www.ebix.com/result_18_Q3 after 2:00 p.m. EDT on November 8th

About Ebix, Inc.

With 50+ offices across 5 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide On-Demand software and E-commerce services to the insurance, financial, healthcare and e-learning industries. In the Insurance sector, the Company’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also, providing Software-as-a-Service ("SaaS") enterprise solutions in the area of CRM, front-end & back-end systems, outsourced administrative and risk compliance, across the world.

With a "Phygital” strategy that combines 260,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio encompasses leadership in areas of domestic & international money remittance, Forex, travel, pre-paid & gift cards, utility payments, lending etc., in an emerging country like India. The Company’s Forex Exchange has an approximate 70% market share of India’s airport Foreign Exchange business encompassing 25 international airports like Delhi, Mumbai, Bangalore, Chennai and Kolkata International airports, while conducting over 1 million transactions per annum. EbixCash, through its travel portal Via.com, is also one of Southeast Asia’s leading travel exchanges with over 110,000 distribution outlets and 8,000 corporate clients processing over 24.5 million transactions every year. For further details, visit www.ebixcash.com

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the

Exhibit 99.1

Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market, and management's plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission ("SEC"), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "seeks," "plan," "project," "continue," "predict," "will," "should," and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company's ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia, UK and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the "Investor Information" section, or over the Internet at the SEC's web site, www.sec.gov.

CONTACT:

Darren Joseph
678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy
Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

Three Months Ended			Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating revenue	$128,643	$92,800	$361,499	$259,290

Operating expenses:
Cost of services provided	42,963	34,937	126,113	91,056
Product development	11,010	8,536	28,115	25,303
Sales and marketing	4,721	3,833	13,542	12,312
General and administrative, net	28,188	14,874	74,416	42,156
Amortization and depreciation	2,523	2,709	7,864	8,323
Total operating expenses	89,405	64,889	250,050	179,150

Operating income	39,238	27,911	111,449	80,140
Interest income	103	375	309	1,614
Interest expense	(7,467)	(3,552)	(18,064)	(9,038)
Non-operating income	7	—	60	—
Foreign currency exchange (loss) gain	(921)	(400)	(2,919)	2,705
Income before income taxes	30,960	24,334	90,835	75,421
Income tax benefit (expense)	(1,679)	204	(6,027)	(363)
Net income including non-controlling interest	29,281	24,538	84,808	75,058
Net (loss) income attributable to noncontrolling interest	39	354	178	1,013
Net income attributable to Ebix, Inc.	$29,242	$24,184	$84,630	$74,045

Basic earnings per common share attributable to Ebix, Inc.	$0.93	$0.77	$2.69	$2.34

Diluted earnings per common share attributable to Ebix, Inc.	$0.92	$0.76	$2.67	$2.33

Basic weighted average shares outstanding	31,492	31,453	31,480	31,582

Diluted weighted average shares outstanding	31,628	31,622	31,638	31,743

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$134,987	$63,895
Short-term investments	20,481	25,592
Restricted cash	0	4,040
Fiduciary funds- restricted	7,254	8,035
Trade accounts receivable, less allowances of $6,382 and $4,143, respectively	153,171	117,838
Other current assets	32,799	33,532
Total current assets	348,692	252,932

Property and equipment, net	45,648	41,704
Goodwill	870,311	666,863
Intangibles, net	36,948	45,711
Indefinite-lived intangibles	42,055	42,055
Capitalized software development costs, net	10,039	8,499
Deferred tax asset, net	44,656	43,529
Other assets	30,546	11,720
Total assets	$1,428,895	$1,113,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$109,458	$75,073
Accrued payroll and related benefits	9,801	8,201
Cash overdraft	8,703	9,243
Fiduciary funds- restricted	7,254	8,035
Short term debt, net of deferred financing costs of $449 and $136, respectively	13,825	14,364
Capital lease obligations	100	17
Deferred rent	121	278
Contingent liability for accrued earn-out acquisition consideration	14,202	4,000
Deferred revenue	30,174	22,562
Other current liabilities	29,274	5,159
Total current liabilities	222,912	146,932

Revolving line of credit	399,694	274,529
Long term debt and capital lease obligations, less current portion, net of deferred financing costs of $1,523 and $298, respectively	229,982	110,978
Other liabilities	11,158	11,658
Contingent liability for accrued earn-out acquisition consideration	15,083	33,096
Deferred revenue	8,153	1,423
Deferred rent	323	638
Total liabilities	887,305	579,254

Commitments and Contingencies

Exhibit 99.1

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.10 par value, 120,000,000 shares authorized, 31,501,029 issued and outstanding, at September 30, 2018, and 120,000,000 shares authorized, 31,476,428 issued and outstanding at December 31, 2017	3,150	3,148
Additional paid-in capital	1,414	1,410
Retained earnings	577,353	510,975
Accumulated other comprehensive loss	(85,833)	(24,023)
Total Ebix, Inc. stockholders’ equity	496,084	491,510
Non-controlling interest	45,506	42,249
Total stockholders' equity	541,590	533,759
Total liabilities and stockholders’ equity	$1,428,895	$1,113,013

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$84,630	$74,045
Net income attributable to noncontrolling interest	178	1,013
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	7,864	8,323
Benefit for deferred taxes	(3,077)	(6,327)
Share based compensation	2,240	1,994
Provision for doubtful accounts	2,622	1,107
Unrealized foreign exchange loss	1,337	432
Amortization of capitalized software development costs	1,608	1,304
Reduction of acquisition earnout accruals	(645)	(164)
Purchase accounting adjustment	—	(948)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(12,518)	(30,250)
Other assets	(655)	212
Accounts payable and accrued expenses	6,811	838
Accrued payroll and related benefits	322	(1,009)
Deferred revenue	(10,772)	(3,160)
Deferred rent	(458)	(292)
Reserve for potential uncertain income tax return positions	88	3,335
Other liabilities	(5,410)	(255)
Net cash provided by operating activities	74,165	50,198

Cash flows from investing activities:
Acquisition of Transcorp	(6,554)	—
Cash received from Paul Merchants for 10% stake in MTSS combined business	4,996	—
Acquisition of beBetter, net of cash acquired	—	(1,000)
Acquisition of ItzCash, net of cash acquired	—	(70,184)
Acquisition of Centrum, net of cash acquired	(176,137)	—
Acquisition of SmartClass, net of cash acquired	(7,593)	—
Acquisition of YouFirst, net of cash acquired	—	(1,806)
Cash paid for acquisition of Indus, net of cash acquired	(24,261)	—
Cash paid for acquisition of Mercury, net of cash acquired	(11,356)	—
Cash paid for acquisition of Miles, net of cash acquired	601	—
Cash paid for acquisition of Leisure, net of cash acquired	(1,304)	—
Additional Investment in ItzCash	(3,831)	—
Capitalized software development costs paid	(3,574)	(2,109)
Maturities of marketable securities	4,444	7,517
Capital expenditures	(5,840)	(6,370)
Net cash used in investing activities	(230,409)	(73,952)

Cash flows from financing activities:
(Repayments of) Proceeds from revolving line of credit, net	125,165	80,000
Proceeds from term loan	124,250	—
Principal payments of term loan obligation	(6,250)	(9,375)
Repurchases of common stock	(2,226)	(45,732)
Proceeds from the exercise of stock options	42	52
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(147)	(327)
Dividend payments	(7,106)	(7,176)

Exhibit 99.1

Cash Overdraft	609	—
Payments of capital lease obligations	(6)	(7)
Net cash provided by financing activities	234,331	17,435
Effect of foreign exchange rates on cash	(11,444)	381
Net change in cash and cash equivalents, and restricted cash	66,643	(5,938)
Cash and cash equivalents, and restricted cash at the beginning of the period	70,867	116,941
Cash and cash equivalents, and restricted cash at the end of the period	$137,510	$111,003
Supplemental disclosures of cash flow information:
Interest paid	$16,865	$8,474
Income taxes paid	$9,320	$8,536